Exhibit 5.1

[Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

212-373-3000

212-757-3990

August 1, 2008

Triarc Companies, Inc.

1155 Perimeter Center West

Atlanta, GA 30338

Registration Statement on Form S-4,

(Registration No. 333-151336)

Ladies and Gentlemen:

We have acted as special counsel to Triarc Companies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 455,387,987 shares (the “Shares”) of the Company’s Class A common stock, par value $0.10 per share (the “Class A Common Stock”). The Shares are being issued or

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are issuable (i) pursuant to the Agreement and Plan of Merger, dated as of April 23, 2008, among the Company, Green Merger Sub, Inc. (“Merger Sub”) and Wendy’s International, Inc. (“Wendy’s”) (as amended, the “Merger Agreement”), providing for the merger of Merger Sub with and into Wendy’s (the “Merger”) and under which outstanding shares of common stock of Wendy’s will be converted into the right to receive Class A Common Stock (the “Merger Shares”) and (ii) to holders of outstanding shares of the Company’s Class B common stock, Series 1, par value $0.10 per share (the “Class B Common Stock”), including shares of Class B Common Stock that are issued to holders of options to purchase Class B Common Stock (the “Class B Options”) and holders of the Company’s 5% convertible notes due 2023 (the “5% Convertible Notes”) upon exercise or conversion of such options or notes prior to the consummation of the Merger, upon the conversion of each share of Class B Common Stock into Class A Common Stock (the “Conversion Shares”) in accordance with the terms of an amendment of the Certificate of Incorporation of the Company that will become effective upon the consummation of the Merger (the “Charter Amendment”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.    the Registration Statement;

2.    the Merger Agreement; and

3.    the Charter Amendment in the form included as Annex E to the joint proxy statement/prospectus included in the Registration Statement.

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In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms.

In furnishing this opinion, we have further assumed that, before the issuance of the Shares (1) the Registration Statement will have become effective under the Act, (2) the shares of Wendy’s common stock to be converted into the right to receive

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Class A Common Stock in the Merger were legally issued, fully paid and non-assessable under applicable law, (3) the Class B Options were validly issued, (4) the 5% Convertible Notes represent valid and legally binding obligations of the Company, (5) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, (6) the shares of Class B Common Stock to be converted into Class A Common Stock were legally issued, fully paid and non-assessable under applicable law at the time of the issuance and (7) the Charter Amendment will have become effective in the form reviewed by us.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.            The Merger Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.            The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the Charter Amendment, the Conversion Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the

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prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP